UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2019

Penn National Gaming, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-24206 (Commission File Number)	23-2234473 (I.R.S. Employer Identification No.)

825 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(Address of Principal Executive Offices, and Zip Code)

610-373-2400

Registrant's Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PENN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2019, Penn National Gaming, Inc. (the “Company”) entered into an executive agreement effective as of September 24, 2019, with William J. Fair, the Company’s Executive Vice President and Chief Financial Officer (the “Executive Agreement”). The Executive Agreement extends the term of Mr. Fair’s current employment agreement until March 31, 2020. During the term of the Executive Agreement, Mr. Fair shall be entitled to receive his current base salary and is eligible to receive a bonus pursuant to the Company’s 2019 annual incentive plan. Following the expiration of the Executive Agreement, Mr. Fair shall be deemed to have resigned as an officer of the Company and its affiliates and subsidiaries.

Pursuant to the Executive Agreement, Mr. Fair shall be entitled to receive the following severance: (i) an amount equal to 24 months of his base salary, which shall be paid in accordance with the Company’s regular salary payroll schedule over 24 months following March 31, 2020 (the “Severance Period”); and (ii) an amount equal to one and a half (1.5) times the amount of the average of the last two full years bonuses paid to Mr. Fair based on the Company’s performance. Mr. Fair shall also be entitled to receive health benefits coverage during the Severance Period.

In addition, Mr. Fair shall be entitled to exercise any vested stock appreciation rights and vested stock options as of March 31, 2020 until the earlier of (i) two years from March 31, 2020 (which represents an additional one year exercise period in addition to that already provided in the applicable equity plans) or (ii) the expiration of the original terms of the vested stock appreciation rights and vested stock options.

Further, on March 31, 2020, Mr. Fair shall be entitled to (x) accelerated vesting of the third tranche of his performance share awards at target under the Company’s 2018 Performance Share Program and (y) accelerated vesting of the second and third tranches of his performance share awards and phantom stock unit awards at target under the Company’s 2019 Performance Share Program. Mr. Fair shall also be entitled to payment of any deferred compensation at such time and in amounts as determined in accordance with the Company’s Deferred Compensation Plan and his elections thereunder. All of Mr. Fair’s unvested equity awards (other than the 2018 performance share awards and 2019 performance share awards described above) shall be cancelled and terminated on March 31, 2020.

The Executive Agreement also includes customary release, non-competition, non-solicitation, and confidentiality provisions. Prior to receipt of any severance payments, Mr. Fair must execute a general release in favor of the Company and its affiliates. Mr. Fair has agreed not to disclose or use the Company’s confidential information for a period of two years following termination. In addition, Mr. Fair has agreed not to compete with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility for a period of (i) 12 months if Mr. Fair is terminated in a manner in which no severance is paid or (ii) 24 months if Mr. Fair receives severance upon termination. Mr. Fair has agreed not to solicit or hire an executive or management level employee of the Company for a period of 18 months following termination.

The foregoing description of the Executive Agreement is a summary and is qualified in its entirety by reference to the full text of the Executive Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On September 26, 2019, the Company issued a press release announcing Mr. Fair’s separation from the Company following the end of the term of his Executive Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Executive Agreement between Penn National Gaming, Inc. and William J. Fair entered into on September 24, 2019, effective as of September 24, 2019.

99.1	Press Release dated September 26, 2019, issued by Penn National Gaming, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.
Date: September 26, 2019
	By:	/s/ Carl Sottosanti
Carl Sottosanti
Executive Vice President, General Counsel and Secretary